EXHIBIT 99.1

LFTD Partners Inc. Reports Record Annual Revenue and Net Income for 2022

JACKSONVILLE, FL, March 22, 2022 (Accesswire) – LFTD Partners Inc. ("LFTD Partners" or the "Company") (OTCQB: LIFD), the corporate parent of leading hemp and psychoactive products maker Lifted Made, today reported record revenue for full year 2022, and its tenth consecutive quarter of positive GAAP-basis earnings per share.

Income Statement Highlights – 2022 Compared to 2021:

•         Revenue increased 81% to $57,416,535, up from $31,656,932

•         Net income increased 24% to $7,196,327, up from $5,799,982

•         Basic earnings per share (“EPS”) increased 2% to $0.51 per share, up from $0.50

•         Diluted EPS up 5% to $0.45 per share, up from $0.43

•         Basic and diluted weighted average shares outstanding for the year ended December 31, 2022 were 14,080,729 and 15,862,927, respectively

Income Statement Highlights – Q4 2022 Compared to Q4 2021:

•         Revenue decreased 12% to $11,313,878, down from $12,787,566

•         Net income decreased 55% to $608,589, down from $1,349,292 – the tenth consecutive quarter of positive GAAP net income

•         Basic EPS decreased 60% to $0.04 per share, down from $0.10.

•         Diluted EPS decreased 50% to $0.04 per share, down from $0.08

•         Basic and diluted weighted average shares outstanding for Q4 2022 were 14,102,578 and 15,884,776, respectively

Balance Sheet Highlights – December 31, 2022 Compared to December 31, 2021:

•         Cash on hand increased 120% to $3,530,623, up from $1,602,731

•         Inventory increased 58% to $6,023,967, up from $3,809,944

•         Current assets increased 5% to $13,853,949, up from $13,152,696

•         Current ratio increased 102% to 2.23, from 1.10

•         Working capital increased 513% to $7,643,816, up from $1,246,426

•         No debt as of December 31, 2022

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Earnings Conference Call and Webcast Information

LFTD Partners plans to hold a 2022 earnings conference call and webcast today, Wednesday, March 22, 2023 at 8:30 AM ET.

Participant phone numbers:

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 552653

Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/47915

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners' website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners' website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

Publicly-traded LFTD Partners Inc., Jacksonville, FL (OTCQB: LIFD) is the parent corporation of Lifted Made, Kenosha, WI (www.urb.shop), which manufactures and sells hemp-derived and psychoactive products under its award-winning Urb Finest Flowers and Silly Shruum brands. LFTD Partners Inc. also owns 4.99% of CBD-infused beverage and products maker Ablis (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com) all located in Bend, OR. Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Stay updated with our company news and product launches by subscribing to our newsletters at www.LFTDPartners.com and www.urb.shop.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the operations, financing, growth, performance, products, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to these companies' actual operations, financing, growth, performance, products, plans or results of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

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CONTACTS:

Gerard M. Jacobs, Chairman and CEO of LFTD Partners Inc.

(847) 915-2446

GerardMJacobs@LFTDPartners.com

www.LFTDPartners.com

Nicholas S. Warrender, Vice Chairman and COO of LFTD Partners Inc. and CEO of Lifted Made

(224) 577-8148

CEO@urb.shop

www.urb.shop

William C. "Jake" Jacobs, CPA, President and CFO of LFTD Partners Inc. and President of Lifted Made

(847) 400-7660

JakeJacobs@LFTDPartners.com

www.LFTDPartners.com

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